Exhibit 99

February 2, 2004

CONTACT:	William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
President and CEO
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA – UNIVEST NATIONAL
BANK AND TRUST CO. REPORTS FOURTH QUARTER EARNINGS

     Souderton, PA – Univest Corporation of Pennsylvania, parent company of Univest National Bank and Trust Co. of Souderton, PA, has reported net income of $6,519,000 or $.76 basic net income per share for the fourth quarter ended December 31, 2003. This represents an increase of 13.1% in net income and basic net income per share of 13.4% over the same period ended December 31, 2002.

     On January 2, 2004, Univest Corporation paid a quarterly cash dividend of $.20 per share which represents an increase of 8.7% over the same period last year.

     For the twelve months ended December 31, 2003, Univest Corporation reported a net income of $23,082,000 or $2.70 basic net income per share compared to $21,106,000 or $2.45 basic net income per share reported for the twelve months ended December 31, 2002. This net income change represents an increase of 9.4%.

     Diluted earnings per share was $2.67 and $2.42 per share for the twelve months ended December 31, 2003 and 2002 respectively.

     Assets totaled $1.7 billion and net worth totaled $145 million as of December 31, 2003.

     Univest Corporation and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks and Montgomery counties through a branch network of 36 offices and 43 ATM locations.

Per share data has been restated to give effect to a twenty-five percent stock split effected in the form of a dividend declared on January 22, 2003 to shareholders of record as of February 7, 2003, paid on February 28, 2003.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
(In thousands, except per share data)

	For the Fourth Quarter Ended,

	Dec. 31, 2003	Dec. 31, 2002	% CHANGE

Net Interest Income	$13,948	$12,096	15.31%
Provision for Loan Losses	$100	$130	-23.08%
Net Interest Income After Provision for Loan Losses	$13,848	$11,966	15.73%
Net Income	$6,519	$5,766	13.06%
Net Income Per Share:*
Basic	$0.76	$0.67	13.43%
Diluted	$0.75	$0.67	11.94%
Dividends Declared Per Share	$0.200	$0.184	8.70%

	For the Twelve Months Ended,

	Dec. 31, 2003	Dec. 31, 2002	% CHANGE

Net Interest Income	$50,815	$47,226	7.60%
Provision for Loan Losses	$1,000	$1,303	-23.25%
Net Interest Income After Provision for Loan Losses	$49,815	$45,923	8.48%
Net Income	$23,082	$21,106	9.36%
Net Income Per Share:*
Basic	$2.70	$2.45	10.20%
Diluted	$2.67	$2.42	10.33%
Dividends Declared Per Share	$0.800	$0.736	8.70%

	(in Millions)

	Dec. 31, 2003	Dec. 31, 2002	% CHANGE

Total Assets	$1,657	$1,326	24.96%
Total Shareholders’ Equity	$145	$133	9.02%
Total Deposits	$1,270	$1,043	21.76%

* Per share data has been restated to give effect to a twenty-five percent stock split effected in the form of a dividend declared on January 22, 2003 to shareholders of record as of February 7, 2003, paid on February 28, 2003.

FOR MORE INFORMATION call William S. Aichele, President and CEO at (215) 721-2457.